Exhibit 99.1

Veritiv Announces Record Fourth Quarter

and Full Year 2022 Net Income, EPS, Adjusted EBITDA, and Adjusted EBITDA Margin

Fourth Quarter Financial Highlights

•	Net Sales of $1.7 billion, a decrease of 10.8% from prior year; organic sales growth of 1.8%
•	Net Income of $71.6 million, an increase of 25.8% from prior year
•	Diluted EPS of $5.20, an increase of 41.7% from prior year
•	Adjusted EBITDA and Adjusted EBITDA margin[1] of $120.8 million and 7.3%, respectively
•	Net Leverage Ratio of 0.4x

Full Year 2022 Financial Highlights

•	Net Income $337.9 million, an increase of 133.7% from prior year
•	Diluted EPS of $23.29, an increase of 158.5% from prior year
•	Adjusted EBITDA and Adjusted EBITDA margin[1] of $517.9 million and 7.2%, respectively

ATLANTA (February 28, 2023) – Veritiv Corporation (NYSE: VRTV), a full-service provider of business-to-business products, services and solutions, today announced financial results for the fourth quarter and full year ended December 31, 2022.

“Disciplined execution of our strategic initiatives and a diversified portfolio contributed to the best fourth quarter and full year net income, EPS, Adjusted EBITDA, and Adjusted EBITDA margin performance in company history,” said Sal Abbate, Chief Executive Officer. "Adjusted EBITDA margin for 2022 was a record 7.2%, which is more than three times greater than 2019 pre-pandemic levels. Throughout 2022, we invested in above-market growth initiatives to maximize returns while simultaneously divesting lower-growth and non-strategic businesses."

Abbate concluded, “Organic sales growth of 1.8% continued to be positive in the fourth quarter, albeit a deceleration from the third quarter, driven by customer inventory destocking and softening demand. As we turn to 2023, we will continue to both invest in value-added and sustainable solutions that solve complexities for our customers, as well as execute on our next wave of commercial and operational efficiency initiatives. We believe these actions will support a sustainable Adjusted EBITDA margin well above historical levels.”

For the three months ended December 31, 2022, compared to the three months ended December 31, 2021:

•	Net sales were $1.7 billion, a decrease of 10.8% from the prior year; organic sales increased 1.8%.
•	Net income was $71.6 million, compared to $56.9 million in the prior year. Net restructuring charges were $(3.5) million, compared to $3.4 million in the prior year.
•	Basic and diluted earnings per share were $5.31 and $5.20, respectively, compared to $3.90 and $3.67, respectively, in the prior year.
•	Adjusted EBITDA was $120.8 million, an increase of 4.2% from the prior year.
•	Adjusted EBITDA margin was 7.3%, an increase of 110 basis points from the prior year.

For the year ended December 31, 2022, compared to the year ended December 31, 2021:

•	Net sales were $7.1 billion, an increase of 4.3% from the prior year; organic sales increased 13.5%.
•	Net income was $337.9 million, compared to $144.6 million in the prior year. Net restructuring charges were $2.0 million, compared to $15.4 million in the prior year.
•	Basic and diluted earnings per share were $23.85 and $23.29, respectively, compared to $9.50 and $9.01, respectively, in the prior year.
•	Adjusted EBITDA was $517.9 million, an increase of 51.2% from the prior year.
•	Adjusted EBITDA margin was 7.2%, an increase of 220 basis points from the prior year.

For the three months ended December 31, 2022, net cash provided by operating activities was $93.5 million and free cash flow was $89.7 million. For the year ended December 31, 2022, net cash provided by operating activities was $252.4 million and free cash flow was $230.5 million.

“During 2022, we returned $200 million to shareholders in the form of share repurchases and approximately $8.5 million in the form of our first quarterly dividend,” said Steve Smith, Chief Financial Officer. "We repurchased approximately 3.3 million shares, or approximately 20% of shares outstanding since resuming share repurchases in March of 2021. Our strong earnings performance and a record leverage ratio of 0.4x is significantly below our historic long-term target of 3.0x, which we believe provides the company strategic optionality with its capital management."

2023 Guidance

The Company expects full year 2023 net income to be in the range of $265 to $305 million. Diluted earnings per share is estimated to be in the range of $19.00 to $22.00, based on approximately 13.9 million fully diluted shares outstanding. Adjusted EBITDA is expected to be in the range of $430 to $490 million. Net cash provided by operating activities and free cash flow are expected to be approximately $305 million and $275 million, respectively. Capital investments are estimated to be approximately $45 million, consisting of approximately $30 million of traditional capital expenditures and approximately $15 million of cloud computing arrangements2, consistent with our investments in technology.

Quarterly Dividend

Veritiv Corporation's Board of Directors approved a dividend of $0.63 per share payable on March 31, 2023 to shareholders of record as of the close of business on March 9, 2023.

1Adjusted EBITDA margin, a non-GAAP metric, is defined as Adjusted EBITDA as a percentage of net sales.

2Capital expenditures are reported in cash flow from investing activities and cloud computing arrangements are reported in cash flow from operating activities.

Veritiv Corporation will host a conference call and webcast today, February 28, 2023, at 9 a.m. (ET) to discuss its fourth quarter and full year financial results and full year 2023 guidance. To participate, callers within the United States (U.S.) and Canada can dial (888) 330-2469, and international callers can use the following link for international access numbers, https://events.evolveirportal.com/custom/access/2324, both using conference ID number 3047006. Interested parties can also listen online at ir.veritivcorp.com. A replay of the call and webcast will be available online for a limited period of time at ir.veritivcorp.com shortly after the webcast is completed.

Important information regarding measures not presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and related reconciliations of non-GAAP financial measures to the most comparable U.S. GAAP measures can be found in the schedules to this press release, which should be thoroughly reviewed.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S. and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Veritiv Corporation’s (the "Company") future operating results, performance, strategy, business plans, prospects and guidance, statements related to customer demand, supply and demand imbalances, the expected competitive landscape, the expected impact of COVID-19 and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "continue," "intend," "will," "may," "should," "could," "would," "plan," "estimate," "predict," "potential," "goal," "outlook," or the negative of such terms, or other comparable expressions, have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company’s current beliefs and assumptions with respect to future results and other matters, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company’s actual operating results, performance, strategy, business plans, prospects or guidance to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include the risks and other factors described under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and in the Company's other publicly available reports filed with the Securities and Exchange Commission ("SEC"). Such risks and other factors, which in some instances are beyond the Company's control, include: the industry-wide decline in demand for paper and related products; increased competition from existing and non-traditional sources; procurement and other risks in obtaining packaging, facility products and paper from our suppliers for resale to our customers; changes in prices for raw materials; changes in trade policies and regulations; increases in the cost of fuel and third-party freight and the availability of third-party freight providers; the loss of multiple significant customers; adverse developments in general business and economic conditions that could impair our ability to use net operating loss carryforwards and other deferred tax assets; our ability to adequately protect our material intellectual property and other proprietary rights, or to defend successfully against intellectual property infringement claims by third parties; our ability to attract, train and retain appropriately qualified employees; our pension and health care costs and participation in multi-employer pension, health and welfare plans; the effects of work stoppages, union negotiations and labor disputes; our ability to generate sufficient cash to service our debt; our ability to comply with the covenants contained in our debt agreements; costs to comply with laws, rules and regulations, including environmental, health and safety laws, and to satisfy any liability or obligation imposed under such laws; our ability to adequately address environmental, social and governance matters, changes in tax laws; adverse results from litigation, governmental investigations or audits, or tax-related proceedings or audits; regulatory changes and judicial rulings impacting our business; adverse impacts from the COVID-19 pandemic, the impact of adverse developments in general business and economic conditions as well as conditions in the global capital and credit markets on demand for our products and services, our business including our international operations, and our customers; foreign currency fluctuations; inclement weather, widespread outbreak of an illness, anti-terrorism measures and other disruptions to our supply chain, distribution system and operations; our dependence on a variety of information technology and telecommunications systems and the Internet; our reliance on third-party vendors for various services; cybersecurity risks; and other events of which we are presently unaware or that we currently deem immaterial that may result in unexpected adverse operating results.

The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC may contain updates to the information included in this release.

Financial Statements

VERITIV CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$1,663.4	$1,864.8	$7,146.3	$6,850.5
Cost of products sold (exclusive of depreciation and amortization shown separately below)	1,271.4	1,458.7	5,526.0	5,417.9
Distribution expenses	94.7	110.4	398.5	419.3
Selling and administrative expenses	189.2	198.8	762.7	735.8
Gain on sale of businesses	(1.1)	—	(29.7)	(3.1)
Depreciation and amortization	11.0	13.1	45.6	55.2
Restructuring charges, net	(3.5)	3.4	2.0	15.4
Operating income (loss)	101.7	80.4	441.2	210.0
Interest expense, net	5.4	3.8	17.7	17.2
Other (income) expense, net	(1.2)	(0.9)	(8.4)	(4.7)
Income (loss) before income taxes	97.5	77.5	431.9	197.5
Income tax expense (benefit)	25.9	20.6	94.0	52.9
Net income (loss)	$71.6	$56.9	$337.9	$144.6

Earnings (loss) per share:
Basic	$5.31	$3.90	$23.85	$9.50
Diluted	$5.20	$3.67	$23.29	$9.01

Weighted-average shares outstanding:
Basic	13.48	14.59	14.17	15.22
Diluted	13.76	15.51	14.51	16.05

VERITIV CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except par value, unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$40.6	$49.3
Accounts receivable, less allowances of $26.7 and $34.4, respectively	889.6	1,011.2
Inventories	423.9	484.5
Other current assets	103.7	132.7
Total current assets	1,457.8	1,677.7
Property and equipment (net of accumulated depreciation and amortization of $325.5 and $332.4, respectively)	127.5	162.9
Goodwill	96.3	99.6
Other intangibles, net	35.6	42.7
Deferred income tax assets	29.0	47.1
Other non-current assets	343.4	408.4
Total assets	$2,089.6	$2,438.4
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$452.9	$561.9
Accrued payroll and benefits	106.2	110.0
Other accrued liabilities	154.1	185.7
Current portion of debt	13.4	16.0
Total current liabilities	726.6	873.6
Long-term debt, net of current portion	264.8	499.7
Defined benefit pension obligations	0.4	7.2
Other non-current liabilities	341.7	422.1
Total liabilities	1,333.5	1,802.6
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 10.0 million shares authorized, none issued	—	—
Common stock, $0.01 par value, 100.0 million shares authorized; shares issued - 17.5 million and 17.0 million, respectively; shares outstanding - 13.5 million and 14.6 million, respectively	0.2	0.2
Additional paid-in capital	613.1	633.8
Accumulated earnings (deficit)	472.6	143.2
Accumulated other comprehensive loss	(12.7)	(24.3)
Treasury stock at cost - 4.0 million and 2.4 million shares, respectively	(317.1)	(117.1)
Total shareholders' equity	756.1	635.8
Total liabilities and shareholders' equity	$2,089.6	$2,438.4

VERITIV CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions, unaudited)

	Year Ended December 31,
	2022	2021
Operating activities
Net income (loss)	$337.9	$144.6
Depreciation and amortization	45.6	55.2
Amortization and write-off of deferred financing fees	1.7	1.5
Net (gains) losses on disposition of assets and sale of businesses	(41.1)	(9.2)
Long-lived asset impairment charges	—	0.5
Provision for expected credit losses	4.0	4.7
Deferred income tax provision (benefit)	17.1	9.2
Stock-based compensation	9.5	7.4
Other non-cash items, net	(6.1)	9.8
Changes in operating assets and liabilities
Accounts receivable	6.7	(172.6)
Inventories	(24.2)	(22.1)
Other current assets	3.7	(9.3)
Accounts payable	(74.4)	110.0
Accrued payroll and benefits	(10.8)	19.9
Other accrued liabilities	(4.4)	(1.3)
Other	(12.8)	6.4
Net cash provided by (used for) operating activities	252.4	154.7
Investing activities
Property and equipment additions	(21.9)	(20.4)
Proceeds from asset sales and sale of businesses, net of cash transferred	186.7	16.1
Proceeds from insurance related to property and equipment	3.2	—
Net cash provided by (used for) investing activities	168.0	(4.3)
Financing activities
Change in book overdrafts	37.0	(16.5)
Borrowings of long-term debt	6,181.3	5,734.4
Repayments of long-term debt	(6,392.9)	(5,814.5)
Payments under right-of-use finance leases	(11.6)	(13.8)
Payments under vendor-based financing arrangements	(3.2)	—
Deferred financing fees	—	(3.3)
Purchase of treasury stock	(200.0)	(100.0)
Impact of tax withholding on share-based compensation	(30.2)	(8.5)
Dividends paid to shareholders	(8.5)	—
Other	(0.5)	0.8
Net cash provided by (used for) financing activities	(428.6)	(221.4)
Effect of exchange rate changes on cash	(0.5)	(0.3)
Net change in cash and cash equivalents	(8.7)	(71.3)
Cash and cash equivalents at beginning of period	49.3	120.6
Cash and cash equivalents at end of period	$40.6	$49.3
Supplemental cash flow information
Cash paid for income taxes, net of refunds	$83.9	$40.1
Cash paid for interest	15.6	15.0
Non-cash investing and financing activities
Non-cash additions to property and equipment for right-of-use finance leases and vendor-based financing arrangements	$21.3	$4.1
Non-cash additions to other non-current assets for right-of-use operating leases	38.9	111.6

Non-GAAP Measures

We supplement our financial information prepared in accordance with U.S. GAAP with certain non-GAAP measures including organic sales (net sales on an average daily sales basis, excluding revenue from sold businesses and revenue from acquired businesses for a period of 12 months after we complete the acquisition), Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, restructuring charges, net, integration and acquisition expenses and other similar charges including any severance costs, costs associated with warehouse and office openings or closings, consolidation, and relocation and other business optimization expenses, stock-based compensation expense, changes in the LIFO reserve, non-restructuring asset impairment charges, non-restructuring severance charges, non-restructuring pension charges (benefits), fair value adjustments related to contingent liabilities assumed in mergers and acquisitions and certain other adjustments), free cash flow and other non-GAAP measures such as the Net Leverage Ratio (calculated as net debt divided by trailing twelve months of Adjusted EBITDA) and Return on Invested Capital (calculated as Net Operating Profit After Tax divided by the sum of net working capital and property and equipment. Net Operating Profit After Tax is defined as Adjusted EBITDA less depreciation and amortization times 1 minus the standard tax rate1). We believe investors commonly use Adjusted EBITDA, free cash flow and these other non-GAAP measures as key financial metrics for valuing companies; we also present organic sales to help investors better compare period-over-period results. In addition, the credit agreement governing our Asset-Based Lending Facility (the "ABL Facility") permits us to exclude the foregoing and other charges in calculating "Consolidated EBITDA", as defined in the ABL Facility. Consolidated EBITDA and ROIC are also used as a basis for certain compensation programs sponsored by the Company.

Organic sales, Adjusted EBITDA, free cash flow and these other non-GAAP measures are not alternative measures of financial performance or liquidity under U.S. GAAP. Non-GAAP measures do not have definitions under U.S. GAAP and may be defined differently by, and not be comparable to, similarly titled measures used by other companies. As a result, we consider and evaluate non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with U.S. GAAP. We caution investors not to place undue reliance on such non-GAAP measures and to consider them with the most directly comparable U.S. GAAP measures. Organic sales, Adjusted EBITDA, free cash flow and these other non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Please see the following tables for reconciliations of non-GAAP measures to the most comparable U.S. GAAP measures.

1 The Company uses a standard tax rate of 26% due to the historic volatility of the Company's effective tax rate.

Table I

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

NET INCOME (LOSS) TO ADJUSTED EBITDA; ADJUSTED EBITDA MARGIN

(in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$71.6	$56.9	$337.9	$144.6
Interest expense, net	5.4	3.8	17.7	17.2
Income tax expense (benefit)	25.9	20.6	94.0	52.9
Depreciation and amortization	11.0	13.1	45.6	55.2
EBITDA	113.9	94.4	495.2	269.9
Restructuring charges, net	(3.5)	3.4	2.0	15.4
Gain on sale of businesses	(1.1)	—	(29.7)	(3.1)
Facility closure charges, including (gain) loss from asset disposition	(1.0)	1.1	0.0	0.1
Stock-based compensation	1.8	1.7	9.5	7.4
LIFO reserve (decrease) increase	2.0	12.4	32.1	43.6
Non-restructuring severance charges	2.3	2.3	4.3	7.8
Non-restructuring pension charges (benefits)	4.9	0.5	(2.1)	0.5
Other	1.5	0.1	6.6	1.0
Adjusted EBITDA	$120.8	$115.9	$517.9	$342.6

Net sales	$1,663.4	$1,864.8	$7,146.3	$6,850.5
Adjusted EBITDA as a % of net sales	7.3%	6.2%	7.2%	5.0%

Table I.a.

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED EBITDA GUIDANCE

(in millions, unaudited)

	Forecast for Year Ending December 31, 2023
	Low	High
Net income (loss)	$265	$305
Interest expense, net	15	15
Income tax expense (benefit)	95	110
Depreciation and amortization	40	40
Other reconciling items	15	20
Adjusted EBITDA	$430	$490

Table II

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

FREE CASH FLOW

(in millions, unaudited)

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Net cash provided by (used for) operating activities	$93.5	$252.4
Less: Capital expenditures	(3.8)	(21.9)
Free cash flow	$89.7	$230.5

Table II.a

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

FREE CASH FLOW GUIDANCE

(in millions, unaudited)

Forecast for Year Ending December 31, 2023
Net cash provided by (used for) operating activities	approximately $305
Less: Capital expenditures	approximately ($30)
Free cash flow	approximately $275

Table III

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

NET DEBT TO ADJUSTED EBITDA

(in millions, unaudited)

	December 31, 2022
Amount drawn on ABL Facility	$229.2
Less: Cash and cash equivalents	(40.6)
Net debt	$188.6

Last Twelve Months Adjusted EBITDA	$517.9

Net debt to Adjusted EBITDA	0.4	x

	Last Twelve Months
	December 31, 2022
Net income (loss)	$337.9
Interest expense, net	17.7
Income tax expense (benefit)	94.0
Depreciation and amortization	45.6
EBITDA	495.2
Restructuring charges, net	2.0
Gain on sale of businesses	(29.7)
Facility closure charges, including (gain) loss from asset disposition	0.0
Stock-based compensation	9.5
LIFO reserve (decrease) increase	32.1
Non-restructuring severance charges	4.3
Non-restructuring pension charges (benefits)	(2.1)
Other	6.6
Adjusted EBITDA	$517.9

Table IV

VERITIV CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

REPORTED NET SALES TO ORGANIC SALES

(in millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reported net sales	$1,663.4	$1,864.8	$7,146.3	$6,850.5
Impact of change in selling days (1)	—	—	—	—
Net sales (on an average daily sales basis)	1,663.4	1,864.8	7,146.3	6,850.5
Business divestitures (2)	—	(230.0)	(338.2)	(850.8)
Organic sales	$1,663.4	$1,634.8	$6,808.1	$5,999.7

Business Days	61	61	252	252

(1) Adjustment for differences in the number of selling days, if any.

(2) Represents the net sales of each of the following divested businesses prior to its respective divestiture: Rollsource (March 31, 2021), Veritiv Canada, Inc. (May 2, 2022) and the logistics solutions business (September 1, 2022).

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136	Media: Kristie Madara, 770-391-8471